Prospectus Supplement Dated August

Filed Pursuant to Rule 424(b)(3)

17, 2005 to the Prospectus Dated May 13,

Registration Number 333-124440

2005 of AT&S Holdings, Inc.

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 1, 2005

AT&S HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

NEVADA	333-111715	20-0472144
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3505 Manchester Trafficway, Kansas City, Missouri 64129

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone number, including area code: (816) 765-7771

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 1, 2005, the Board of Directors adopted resolutions in accordance with Article IV, Sections 20 and 28 of its Bylaws that immediately removed Jeffrey N. Orr as a member of the Board of Directors of AT&S Holdings, Inc., and from the offices of President and Chief Operating Officer of AT&S Holdings, Inc. and its subsidiary American Trailer & Storage, Inc.   In conjunction with the actions taken, the Company also terminated Mr. Orr’s employment agreement effective June 8, 2005. Though the Company is investigating whether it has cause to terminate Mr. Orr’s employment agreement, at present the termination is without cause.  Mr. Orr owns 124,121 shares of common stock, or 12.6% of the total shares outstanding.

The Board of Directors simultaneously appointed Richard G. Honan II to the offices of President and Chief Operating Officer for AT&S Holdings, Inc. and its subsidiary American Trailer & Storage, Inc.  Mr. Honan currently is a member of the Board of Directors and also serves as the Company’s Chief Financial Officer and Secretary.   Information required by Item 5.02(c)(2) and (c)(3) of Form 8-K concerning Mr. Honan has been filed previously with the Securities and Exchange Commission and is incorporated herein by this reference.   Currently, the Board of Directors vacancy has not been filled.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&S HOLDINGS, INC.

/s/ Richard G. Honan
Richard G. Honan

Chief Executive Officer

Date: June 3, 2005